                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 12.1


                                  METLIFE, INC.
                       RATIO TO EARNINGS TO FIXED CHARGES

                                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                        -----------------------------------------------------------
                                                                          2004         2003         2002         2001         2000
                                                                        -------      -------      -------      -------      -------
                                                                                           (DOLLARS IN MILLIONS)
Income from continuing operations before provision for income taxes     $ 3,779      $ 2,559      $ 1,603      $   529      $ 1,192
Minority interest                                                           152          110           73           57          115
Undistributed income and losses from investees                             (108)         144          153         (102)        (200)
                                                                        -----------------------------------------------------------
ADJUSTED EARNINGS                                                       $ 3,823      $ 2,813      $ 1,829      $   484      $ 1,107
                                                                        ===========================================================

ADD: FIXED CHARGES
Interest and debt issue costs                                               408          478          403          332          436
Estimated interest component of rent expense (1)                             61           59           86           82           59
Interest credited to bank deposits                                           39           17            7            3           --
Interest credited to policyholder account balances                        2,998        3,035        2,950        3,084        2,935
                                                                        -----------------------------------------------------------
TOTAL FIXED CHARGES                                                     $ 3,506      $ 3,589      $ 3,446      $ 3,501      $ 3,430
                                                                        ===========================================================

                                                                        -------      -------      -------      -------      -------
TOTAL EARNINGS                                                          $ 7,329      $ 6,402      $ 5,275      $ 3,985      $ 4,537
                                                                        =======      =======      =======      =======      =======

RATIO OF EARNINGS TO FIXED CHARGES                                         2.09         1.78         1.53         1.14         1.32
                                                                        =======      =======      =======      =======      =======

1) 23.1% for 2004 and 2003, 29.1% for 2002 and 2001, and 25.9% for 2000.